Exhibit 99.1

LINN Energy Commences Registered Exchange Offer

For 6.500% Senior Notes due 2019

HOUSTON, September 24, 2012 (GLOBE NEWSWIRE)— LINN Energy, LLC (NASDAQ: LINE) and its wholly owned subsidiary, Linn Energy Finance Corp., announced today an offer to exchange any and all of their $750,000,000 outstanding principal amount of 6.500% Senior Notes due 2019 for an equal amount of new 6.500% Senior Notes due 2019.

The terms of the exchange notes are identical in all material respects to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes. Outstanding notes that are not exchanged will continue to be subject to the existing restrictions on transfer.

The exchange offer will expire at 12:01 a.m., New York City time, on October 23, 2012, unless extended. Tenders of the outstanding notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

The terms of the exchange offer are set forth in a prospectus dated September 24, 2012. Documents related to the offer, including the prospectus and the associated letter of transmittal, have been filed with the Securities Exchange Commission, and may be obtained from the exchange agent, U.S. Bank National Association, at the following address:

U.S. Bank National Association

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Mauri J. Cowen

Facsimile: (713) 235-9213

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the outstanding notes. The exchange offer is being made only by the prospectus dated September 24, 2012, and only to such persons and in such jurisdictions as is permitted under applicable law.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that LINN expects, believes or anticipates will or may occur in the future are forward-looking statements. The forward-looking statements in this release are based on certain assumptions made by LINN based on its management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of LINN, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See “Risk Factors” in LINN’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and LINN undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: LINN Energy, LLC

Investors:

Clay Jeansonne, Vice President—Investor Relations

281-840-4193